Exhibit 99.2

Unaudited Pro Forma Combined Financial Statements of

the Combined Company and Related Notes

Introduction

The following unaudited pro forma combined financial statements as of and for the fiscal year ended December 26, 2020 are based on the historical financial statements of Franchise Group, Inc. (“Franchise Group” or the “Company”), Pet Supplies Plus, LLC and Subsidiaries (“Pet Supplies Plus” or “PSP”) and American Freight Group, Inc. (“American Freight”), after giving effect to i) the transaction consummated pursuant to the Amended and Restated Equity Purchase Agreement (as amended, the “Purchase Agreement”), dated March 3, 2021, by and among the Company, solely for purposes of agreeing to the covenants set forth in Section 10.19 of the Purchase Agreement, Franchise Group Newco PSP, LLC, Delaware limited liability company and a subsidiary of the Company (the “Purchaser”), PSP Holdings, LLC, a Delaware limited liability company, Sentinel Capital Partners VI-A, L.P., a Delaware limited partnership, Sentinel PSP Blocker, Inc., a Delaware corporation, PSP Midco, LLC, a Delaware limited liability company (“PSP Midco”), PSP Intermediate, LLC, a Delaware limited liability company, Sentinel Capital Partners, L.L.C., a Delaware limited liability company, solely for purposes of agreeing to the covenants set forth in Section 6.8 and Section 6.9 of the Purchase Agreement, and PSP Midco Holdings, LLC, a Delaware limited liability company (collectively, the “Sellers”), pursuant to which the Purchaser acquired all of the outstanding equity interests of PSP Midco (the “PSP acquisition”) and ii) the transaction consummated pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among Franchise Group Newco Intermediate AF, LLC (“Parent”), American Freight, Franchise Group Merger Sub AF, Inc., a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and The Jordan Company, L.P., a Delaware limited partnership, solely in its capacity as representative for the Fully-Diluted Stockholders (as defined in the Merger Agreement), pursuant to which, among other things, Merger Sub merged with and into American Freight, with American Freight surviving as a wholly owned subsidiary of Parent (the “American Freight merger”).

The unaudited pro forma combined financial statements give effect to the PSP acquisition and American Freight merger as well as the related debt financings (collectively, the “Transactions”), including the pro forma adjustments intended to illustrate the estimated effects of the Transactions (collectively, “Adjustments” or “Transaction Accounting Adjustments”).

The unaudited pro forma combined statement of operations for the fiscal year ended December 26, 2020 combines the historical consolidated statement of operations for the fiscal year ended December 26, 2020 of Franchise Group (that includes certain post-acquisition financial information of American Freight), the pre-acquisition historical consolidated statement of operations of American Freight for the period December 30, 2019 to February 14, 2020 derived from American Freight’s books and records, and the historical consolidated statement of operations for the fiscal year ended January 2, 2021 of PSP giving effect to the Transactions as if they had occurred on December 29, 2019.

The unaudited pro forma combined balance sheet as of December 26, 2020 combines the historical consolidated balance sheet of Franchise Group as of December 26, 2020, which fully reflects the American Freight merger, and the historical consolidated balance sheet of PSP as of January 2, 2021, giving effect to the Transactions as if they had occurred on December 26, 2020.

The unaudited pro forma combined financial information is based on various adjustments and assumptions and is not necessarily indicative of what Franchise Group’s consolidated statement of operations or consolidated balance sheet actually would have been had the Transactions been completed as of the dates indicated or will be for any future periods. The unaudited pro forma financial statements do not purport to project the future financial position or operating results of Franchise Group following the completion of the Transactions. The unaudited pro forma financial information does not include adjustments to reflect any potential synergies or cost savings that may be achievable in connection with the Transactions.

The unaudited pro forma combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	Franchise Group’s audited historical consolidated financial statements and related notes for the year ended December 26, 2020; and

•	PSP’s audited historical consolidated financial statements and related notes for the fiscal years ended January 2, 2021 and December 28, 2019.

Description of the Transactions

American Freight merger and the refinancing of Buddy’s and Sears Outlet’s term loan

On February 14, 2020, pursuant to the terms of the Merger Agreement, Franchise Group completed the acquisition of American Freight for $357.3 million in cash. The acquisition costs related to the American Freight acquisition were financed through a term loan and credit facility that were refinanced in connection with the PSP financing further discussed below.

Pet Supplies Plus acquisition and the refinancing of New Holdco’s term loan and credit facility

On March 10, 2021, pursuant to the terms of the Purchase Agreement, Franchise Group completed the PSP acquisition in an all-cash transaction valued at approximately $453.3 million from affiliates of Sentinel Capital Partners. In connection with the PSP acquisition, the Company entered into commitments with its lenders for $1.3 billion in new term loan credit facilities to refinance its existing term loan and credit facility and to provide financing for the PSP acquisition:

•	Term loan financing: On March 10, 2021, Franchise Group and various of its subsidiaries entered into a First Lien Credit Agreement with various lenders for an amount of $1 billion senior secured term loan (“First Lien Term Loan”). On the same date, the Company and various of its subsidiaries also entered into a Second Lien Credit Agreement with various lenders for a $300 million senior secured term loan (“Second Lien Term Loan”, and together with the First Lien Term Loan, the “Term Loans”). The First Lien Term Loan will mature on March 10, 2026 and the Second Lien Term Loan will mature on September 10, 2026, unless the maturities are accelerated subject to the terms set forth in the Credit Agreements. The Term Loans will bear interest at a rate per annum based on LIBOR for an interest period of one, two, three or six months plus an interest margin of 4.75% with a 0.75% LIBOR floor for the First Lien Term Loan and an interest margin of 7.50% with a 1.00% LIBOR floor for the Second Lien Term Loan.

•	ABL credit facility financing: On March 10, 2021, Franchise Group and various of its subsidiaries entered into a Third Amended and Restated Loan and Security Agreement with various lenders which provided Franchise Group with an aggregate commitment of a $150 million credit facility. The ABL credit facility will mature on March 10, 2026, unless the maturity is accelerated subject to terms set forth in the ABL Agreement. As of the closing date of the PSP acquisition, Franchise Group had not drawn down any amount from this credit facility.

Other transaction

On December 27, 2020, the Company completed the acquisition of Furniture Factory Ultimate Holding, L.P. (“FFO”), a regional retailer of furniture and mattresses, for an all cash purchase price of $13.8 million (the "FFO Acquisition"). In connection with the FFO Acquisition, the Company acquired 31 operating locations which the Company intends to rebrand to its existing American Freight reportable segment. The pro forma financial statements do not reflect the FFO Acquisition as it was not deemed significant pursuant to Rule 3-05 of Regulation S-X.

Unaudited Pro Forma Combined Statement of Operations

for the year ended December 26, 2020

	Adjusted Franchise Group (Note 2a)	Adjusted Pet Supplies Plus (Note 2b)
(In thousands, except per share data)	Year Ended December 26, 2020	Year Ended January 2, 2021	Transaction Accounting Adjustments (Note 3 and 4)		Pro Forma Combined Year Ended December 26, 2020
Revenues:

Product	$1,948,321	$822,457	$-		$2,770,778
Service and other	188,575	23,503	-		212,078
Rental	64,267	-	-		64,267
Total revenues	$2,201,163	$845,960	$-		$3,047,123
Operating Expenses:
Cost of revenue:
Product	1,163,596	524,292	4,828	(3k)	1,692,716
Service and other	2,149	-	-		2,149
Rental	21,905	-	-		21,905
Total cost of revenue	$1,187,650	$524,292	$4,828		$1,716,770
Selling, general, and administrative expenses	947,325	339,312	(3,586)	(3i)	1,285,209
			2,158	(3j)
Total operating expenses	2,134,975	863,604	3,400		3,001,979
Income (loss) from operations	$66,188	$(17,644)	$(3,400)		$45,144
Other income (expense):
Interest expense, net	(101,751)	(20,229)	24,471	(4c)	(97,509)
Other	(5,187)	(351)	(30,360)	(4d)	(35,898)
Income (loss) before income taxes	(40,750)	(38,224)	(9,289)		(88,263)
Income tax expense (benefit)	(60,433)	219	(12,249)	(4e)	(72,463)
Net income (loss)	$19,683	$(38,443)	$2,960		$(15,800)
Less: Net (income) loss attributable to non-controlling interest	$-	$-	$-		$-
Net (loss) income attributable to Franchise Group, Inc.	$19,683	$(38,443)	$2,960		$(15,800)

Net income (loss) per share of common stock:
Basic	$0.57				$(0.46)
Diluted (a)	$0.56				$(0.46)

Weighted-average shares outstanding:
Basic	34,531,362				34,531,362
Diluted (a)	34,971,935				34,531,362

(a)	Due to the pro forma combined net loss for the year ended December 26, 2020, dilutive common share equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Combined Balance Sheet

as of December 26, 2020

	Historical
	Franchise Group	Adjusted Pet Supplies Plus (Note 2b)
(In thousands, except share count and per share data)	As of December 26, 2020	As of January 2, 2021	Transaction Accounting Adjustments (Note 3 and 4)		Pro Forma Combined As of December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$151,502	$32,983	$(455,480)	(3a)	$102,621
			373,615	(4a)
Current receivables, net	90,610	29,964			120,574
Inventories, net	302,307	96,558	4,828	(3b)	403,693
Other current assets	20,772	12,076	6,000	(3a)	38,848
Total Current Assets	$565,191	$171,581	$(71,036)		$665,736
Operating lease right-of-use assets	510,875		129,433	(3d)	640,308
Property, equipment, and software, net	143,506	75,070			218,576
Non-current receivables, net	16,689				16,689
Goodwill	456,977	72,363	283,812	(3e)	813,152
Intangible assets, net	134,695	142,657	84,843	(3c)	362,195
Other non-current assets	9,728	10,399	300	(4b)	16,391
			(353)	(3l)
			(3,683)	(3d)
Total Assets	$1,837,661	$472,070	$423,316		$2,733,047

Liabilities and Equity
Current liabilities:
Current installments of long-term obligations	105,388	13,035	(104,731)	(4b)	13,692
Accounts payable and accrued expenses	265,016	98,057	(2,293)	(4b)	366,780
			6,000	(3a)
Current operating lease liabilities	131,690		25,558	(3d)	157,248
Other current liabilities	36,879				36,879
Total Current Liabilities	$538,973	$111,092	$(75,467)		$574,598
Long-term obligations, excluding current installments	468,655	230,652	511,300	(4b)	1,217,984
			7,377	(3l)
Non-current operating lease liabilities	407,014	-	104,672	(3d)	511,686
Other non-current liabilities	37,852	41,084	(556)	(3g)	75,573
			(2,010)	(3d)
			(797)	(3d)
Total Liabilities	$1,452,494	$382,828	$544,520		$2,379,842

Stockholders and Members' equity:
Preferred stock, $0.01 par value per share,	13				13
Common stock, $0.01 par value per share	401				401
Additional paid-in capital	382,383				382,383
Accumulated other comprehensive loss, net of taxes	(1,399)				(1,399)
Retained earnings	3,769	89,242	(90,844)	(3h)	(28,193)
			(30,360)	(4d)
Total Equity	$385,167	$89,242	$(121,204)		$353,205

Total Liabilities and Equity	$1,837,661	$472,070	$423,316		$2,733,047

Notes to the Unaudited Pro Forma Combined Financial Statements

(dollars in thousands, except share and per share data)

Note 1: Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma statement of operations and pro forma balance sheet of the combined company are based on the historical financial statements of Franchise Group, American Freight, and PSP (the “Combined Company”), after giving effect to the Transactions as described above. The historical financial statements of Franchise Group, American Freight, and PSP have been adjusted in the accompanying pro forma financial statements to reflect Transaction Accounting Adjustments that depict the estimated accounting effects of the Transactions in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The Transactions are accounted for using the acquisition method of accounting with Franchise Group considered the accounting and legal acquirer of PSP and American Freight. The unaudited pro forma financial statements reflect the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary valuation analysis. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the PSP assets acquired and liabilities assumed have not been completed. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the PSP acquisition and American Freight merger, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented.

Note 2: Adjustments to American Freight’s and PSP’s Historical Financial Statements

(2a) Adjustments to Franchise Group’s historical financial statements:

The Franchise Group adjusted combined statement of operations for the year ended December 26, 2020 was prepared by combining the historical consolidated statement of operations for the year ended December 26, 2020 of Franchise Group, the pre-acquisition operations of American Freight for the period December 30, 2019 to February 14, 2020, and the Transaction Accounting Adjustments related to the American Freight merger for the period December 31, 2019 to February 14, 2020. No corresponding adjustments to the unaudited pro forma income statement for the period February 15, 2020 to December 26, 2020 are recorded as they have been reflected in the Franchise Group’s audited statement of operations for the year ended December 26, 2020.

Unaudited Pro Forma Combined Statement of Operations

for the year ended December 26, 2020

	Historical Franchise Group	Historical American Freight	Transaction Accounting Adjustments		Adjusted Franchise Group

Dollars in thousands, except per share amounts	Year Ended December 26, 2020	For the period December 30, 2019 to February 14, 2020	American Freight Transaction		Year Ended December 26, 2020
Revenue:
Product	$1,899,662	$48,659			$1,948,321
Service and other	188,575				188,575
Rental	64,267				64,267
Total revenues	$2,152,504	$48,659	$-		$2,201,163
Operating expenses:
Cost of revenue:
Product	1,136,054	27,542			1,163,596
Service and other	2,149				2,149
Rental	21,905				21,905
Total cost of revenue	1,160,108	27,542	-		1,187,650
Selling, general, and administrative expenses	916,274	30,729	322	(2a1)	947,325
Total operating expenses	$2,076,382	$58,271	$322		$2,134,975
Income (Loss) from operations	$76,122	$(9,612)	$(322)		$66,188
Other income (expense):
Interest expense, net	(101,751)	(624)	624	(2a2)	(101,751)
Other	(5,187)				(5,187)
Loss before income taxes	$(30,816)	$(10,236)	$302		$(40,750)
Income tax (benefit) expense	(57,970)	(2,541)	78	(2a3)	(60,433)
Net loss	$27,154	$(7,695)	$224		$19,683
Less: Net loss attributable to non-controlling interest	(2,090)	-	2,090	(2a4)	-
Net loss attributable to Franchise Group, Inc.	$25,064	$(7,695)	$2,314		$19,683

(2a1) Represents $0.3 million adjustment to selling, general, and administrative expenses related to American Freight’s fair value adjustments to leases and property, equipment and software for the period December 30, 2019 to February 14, 2020. No corresponding adjustment was made to the unaudited pro forma balance sheet as the historical audited balance sheet of Franchise Group as of December 26, 2020 already reflects the American Freight merger.

(2a2) Represents the elimination of the American Freight’s historical term loan interest incurred from December 30, 2019 to February 14, 2020 prior to the American Freight merger.

(2a3) Represents the adjustment to income tax expense. The income tax expense is calculated based on the pre-tax adjustment of American Freight’s Transaction Accounting Adjustment and the estimated U.S. statutory tax rates of the of 25.8% for the year ended December 26, 2020. The actual effective tax rate of Franchise Group may differ materially from the pro forma tax rates due to, among other factors, changes in tax laws, the impact of permanent tax differences, income tax reserves determined in connection with the merger and tax planning.

(2a4) Represents the adjustment to reclassify the income (loss) attributable to non-controlling interests to income (loss) attributable to common stockholders given the full exchange of New Holdco common units held by Buddy’s equity members into Franchise Group common shares.

(2b) Reclassification of PSP’s historical financial statements:

Certain reclassifications have been made to the historical presentation of the statement of operations and balance sheet of PSP to conform to the financial statement presentation of Franchise Group. The following summarizes the reclassification adjustments in the unaudited pro forma combined statement of operations and balance sheet for the year ended and as of December 26, 2020.

Pet Supplies Plus Statement of Operations
For the Year Ended January 2, 2021
(in thousands)	Before Adjustment	Reclassification	After Adjustment
Revenue
Retail sales	$579,216	$(579,216)	$-
Wholesale sales	243,241	(243,241)	-
Product	-	822,457	822,457
Royalties	14,894	(14,894)	-
Franchise fees	528	(528)	-
Service fees, advertising, and other revenue	8,081	(8,081)	-
Service and other	-	23,503	23,503
Cost of revenue
Cost of goods sold	524,292	(524,292)	-
Product		524,292	524,292
Gross profit	321,668	-	321,668
Store, selling, general, and administrative expenses	272,359	(272,359)	-
Depreciation and amortization	37,907	(37,907)	-
Impairment expense	994	(994)	-
Loss on sale of retail stores	182	(182)	-
Loss on closure of retail stores	370	(370)	-
Loss of sale or disposal of assets	2,045	(2,045)	-
Selling, general, and administrative expenses	-	339,312	339,312
Operating income	$7,811	$(25,455)	$(17,644)
Interest expense, net	(20,229)		(20,229)
Transaction related costs and charges	(25,455)	25,455	-
Other	(351)		(351)
Total other expense	$(46,035)	$25,455	$(20,580)
Provision for state and local income taxes	219	(219)	-
Income tax expense (benefit)	-	219	219
Net (loss) income	$(38,443)	$-	$(38,443)

Pet Supplies Plus, LLC and Subsidiaries Balance Sheet
As of January 2, 2021
(in thousands)	Before Reclassification	Reclassification	As Adjusted
Assets
Cash and cash equivalents	$32,983		$32,983
Accounts receivable, net	29,964	(29,964)	-
Current receivables, net	-	29,964	29,964
Prepaid expenses and other current assets	12,076	(12,076)	-
Other current assets	-	12,076	12,076
Inventories, net	96,558		96,558
Total Current Assets	171,581	-	171,581

Property, equipment, and software, net	75,070		75,070
Goodwill	72,363		72,363
Intangible assets, net	142,657		142,657
Other assets	10,399	(10,399)	-
Other non-current assets	-	10,399	10,399
Total Assets	$472,070	$-	$472,070

Liabilities and Equity
Account payable	41,927	(41,927)	-
Accrued liabilities	56,130	(56,130)	-
Accounts payable and accrued expenses	-	98,057	98,057
Current portion of long-term debt	13,035	(13,035)	-
Current installments of long-term obligations	-	13,035	13,035
Total Current Liabilities	111,092	-	111,092
Long term debt, net of current portion	230,652	(230,652)	-
Long-term obligations, excluding current installments	-	230,652	230,652
Other liabilities	41,084	(41,084)	-
Other non-current liabilities	-	41,084	41,084
Total Liabilities	$382,828	$-	$382,828

Stockholders' Equity
Member's equity	89,242	(89,242)	-
Retained earnings	-	89,242	89,242
Total Stockholders' Equity	89,242	-	89,242
Total Liabilities and Equity	$472,070	$-	$472,070

Note 3: Preliminary Fair Value Estimate of Assets Acquired and Liabilities Assumed

The unaudited pro forma combined balance sheet as of December 26, 2020 has been adjusted to reflect the preliminary allocation of purchase price to identifiable assets acquired and liabilities assumed related to PSP, with the excess recorded as goodwill. The historical audited balance sheet of Franchise Group as of December 26, 2020 already reflects the American Freight merger. The unaudited pro forma statement of operations for the year ended December 26, 2020 gives effect to the American Freight merger and PSP acquisition as if they occurred on December 29, 2019. The pro forma adjustments to the income statement related to the American Freight merger are reflected in Note 2a above and the pro forma adjustments to the income statement related to the PSP acquisition are reflected in the note herein.

Estimated purchase price and purchase price allocation of PSP

Below includes the preliminary calculation of assets acquired and liabilities assumed performed for the purpose of these unaudited pro forma financial statements. The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed includes pro forma adjustments to the fair values of PSP assets and liabilities. At the time of this filing, the Company has not finalized the detailed valuation analysis related to the fair values of identifiable assets acquired and liabilities assumed. The final amounts recorded for the acquisition may differ materially from the information presented below. The preliminary purchase price for PSP is estimated to be $453.3 million cash consideration, net of cash acquired.

The preliminary estimated purchase price allocation of PSP is calculated as follows:

(in thousands)	January 2, 2021 Pet Supplies Plus Historical Information	Pet Supplies Plus Fair Value and Accounting Policy Adjustments		Purchase Price Allocation
Cash and cash equivalents	$32,983			$32,983
Current receivables, net	29,964			29,964
Inventories, net	96,558	4,828	(3b)	101,386
Other current assets	12,076			12,076
Operating lease right-of-use assets	-	129,433	(3d)	129,433
Property, equipment, and software, net	75,070			75,070
Intangible assets, net	142,657	84,843	(3c)	227,500
Goodwill	72,363	283,812	(3e)	356,175
Other non-current assets	10,399	(353)	(3l)	6,363
		(3,683)	(3d)
Total assets acquired	$472,070	$498,880		$970,950

Accounts payable and accrued expenses	98,057			98,057
Current portion of operating lease liabilities	-	25,558	(3d)	25,558
Current installments of long-term obligations	13,035			13,035
Long-term obligations, excluding current installments	230,652	7,377	(3l)	238,029
Non-current operating lease liabilities	-	104,672	(3d)	104,672
Other non-current liabilities	41,084	(2,010)	(3d)	38,277
		(797)	(3d)
Total liabilities assumed	$382,828	$134,800		$517,628

Historical equity value of PSP
Retained earnings	89,242	(89,242)	(3f)	-
Total equity	$89,242	$(89,242)		$453,322

(3a) Represents adjustments related to the payment of the cash purchase price of PSP and the estimated Transaction-related costs, as follows:

Pro forma adjustment to cash	Cash
(in thousands)
Purchase price of Pet Supplies Plus	$(453,322)
Transaction-related costs	(2,158)
Pro forma adjustment to cash	$(455,480)

$6.0 million of the cash purchase price was placed in an escrow account to be delivered to the seller pending certain conditions as contemplated in the Purchase Agreement. This amount has been classified as restricted cash.

(3b) Represents adjustments to record the preliminary fair value of PSP’s inventory resulting in an increase of $4.8 million over the carrying value. The fair value of inventory was determined using a “market approach”, which is a commonly accepted valuation approach resulting in a 5% increase of the carrying value. The Company is in the process of performing a more detailed valuation analysis the result of which may differ materially from this preliminary analysis.

(3c) Represents adjustments to record the preliminary fair value of PSP’s intangible assets resulting in an increase of $84.8 million and related to trade names, trademarks, franchise rights, customer relationships and customer lists. The fair values of these intangible assets were determined using an “income approach”, which is a commonly accepted valuation approach. The Company is in the process of performing a more detailed valuation analysis the result of which may differ materially from this preliminary analysis.

(3d) Represents adjustments to align the accounting policies of PSP to reflect the adoption of the new lease standard – ASC 842, including adjustments to the operating lease right-of-use assets of $129.4 million, the current operating lease liabilities of $25.6 million, and non-current operating lease liabilities of $104.7 million. In addition, PSP’s historical deferred rent of $2.0 million and historical ASC 420 cease use liability of $0.8 million were also eliminated in connection with the adoption of the new lease standard. PSP’s historical net favorable lease balance of $3.7 million is also eliminated as the book value of PSP’s leases equates to their fair value based on a preliminary valuation analysis. The Company is in the process of performing a more detailed valuation analysis the result of which may differ materially from this preliminary analysis.

(3e) Represents the excess of the purchase price over the preliminary fair value of the underlying net intangible and identifiable tangible assets, net of liabilities, which is an estimated increase of $283.8 million over PSP’s book value of goodwill prior to the acquisition. The estimated goodwill to be recognized is attributable to the assembled workforce and operational synergies in the expected franchise models.

(3f) Represents the elimination of PSP’s historical retained earnings of $89.2 million in connection with the acquisition.

(3g) Represents $2.2 million of additional Transaction-related expenses that were incurred subsequent to December 26, 2020 to close the PSP Transaction. Therefore, an adjustment, net of tax, of $1.6 million is reflected to retained earnings along with a reduction of income tax liabilities by $0.6 million.

(3h) Represents the overall adjustment to retained earnings as described in (3f) and (3g) above and as follows:

Pro forma adjustment to retained earnings	Retained earnings
(in thousands)
Pet Supplies Plus PPA adjustment	$(89,242)
Transaction-related costs net tax	(1,602)
Pro forma adjustment to retained earnings	$(90,844)

(3i) Represents the ($3.6) million adjustment to selling, general, and administrative expenses in connection with the intangible assets and property, equipment and software fair value step-up of those of PSP, as described in (3c) above:

	Pet Supplies Plus
				Amortization expense
	Fair Value	Estimated Useful Life	Amortization Method	For the year ended January 2, 2021
Trade names and trademarks	65,331	Indefinite	N/A	-
PSP trade name	39,669	Indefinite	N/A	-
Franchise rights	96,119	15.0	Straight-line	6,408
Customer relationships	26,381	12.0	Straight-line	2,198
Total acquired intangible assets	227,500			8,606
Less: historical intangible assets				(12,192)
Pro forma adjustment				$(3,586)

(3j) Represents the $2.2 million adjustment to selling, general, and administrative expenses in connection with the additional Transaction-related expenses that were incurred subsequent to December 26, 2020 to close the PSP acquisition as described in (3a) and (3g) above.

(3k) Represents the $4.8 million adjustment to cost of revenue in connection with the preliminary fair value adjustments to increase PSP’s inventory estimated to turn in approximately 2 months. The corresponding adjustment to the unaudited pro forma balance sheet is described in (3b) above.

(3l) Represents the $0.4 million adjustment to the unamortized deferred financing cost on PSP’s existing revolver and the $7.4 million adjustment to the unamortized deferred financing cost on PSP’s existing term loan.

Note 4: Calculation of Transaction Financing

In connection with the PSP acquisition, Franchise Group entered into commitments with its lenders for $1.3 billion in new term loans and $150 million in credit facilities to refinance its existing term loan and credit facility as described above, and to provide financing for the PSP acquisition. The pro forma balance sheet reflects the issuance of debt to finance the PSP acquisition and repay the existing New Holdco term loan and credit facility, and the Vitamin Shoppe credit facility. Franchise Group entered into new term loan agreements with various lenders for an amount of $1.3 billion which consists of a $1 billion First Lien Term Loan and a $300 million Second Lien Term Loan. Franchise Group also entered an ABL credit facility which provides for an aggregate of $150 million commitment. None was drawn down on the ABL credit facility as of the closing date of the PSP acquisition of March 10, 2021. The pro forma adjustments, as illustrated below, reflect the incurrence of the debt, net of financing costs and the repayment of the existing New Holdco term loan and credit facility, and the Vitamin Shoppe credit facility.

(4a) A summary of the total pro forma adjustments to cash related to the transaction financing include the following:

Pro forma adjustment to cash	Issuance of New PSP term loans	Prepayment of PSP's term loan and credit facility	Prepayment of New Holdco's term loan and credit facility	Prepayment of Vitamin Shoppe's credit facility	Total
(in thousands)
Increase from issuance of PSP term loan	1,222,269				1,222,269
Repayment of PSP's existing term loan		(249,265)			(249,265)
Repayment of New Holdco's existing term loan and credit facility			(551,260)		(551,260)
Repayment of Vitamin Shoppe's existing credit facility				(48,128)	(48,128)
Pro forma adjustment to cash	1,222,269	(249,265)	(551,260)	(48,128)	$373,615

(4b) The total pro forma adjustment to debt and the credit facility includes the following:

Pro forma adjustment to debt	Issuance of New PSP term loan and credit facility	Prepayment of PSP's term loan and credit facility	Prepayment of New Holdco's term loan and credit facility	Prepayment of Vitamin Shoppe's credit facility	Total
(in thousands)
Term loan financing	$1,300,000				1,300,000
Less: Debt issuance costs	(76,185)				(76,185)
Debt, net of debt issuance costs	1,223,815	-	-	-	1,223,815
Pro forma adjustment to current portion of debt:	10,000	(11,421)	(25,000)		$(26,421)
Pro forma adjustment to debt, net of current portion:	1,213,815	(235,679)	(466,836)	-	$511,300

Pro forma adjustment to revolver	-	-	(30,310)	(48,000)	$(78,310)
Pro forma adjustment to other non-current assets (deferred financing costs)	1,546			(1,246)	$300

In addition, there is a $2.3 million pro forma adjustment to accrued interest on the repayment of debt, including $0.1 million related to Vitamin Shoppe’s credit facility and $2.2 million related to PSP’s term loan and credit facility.

(4c) A summary of the total pro forma adjustments to interest expense includes the following:

Pro forma adjustment to interest expense
(in thousands)	New Holdco	Vitamin Shoppe	PSP	Total
Estimated interest expense on new financing (1)			80,292	80,292
Elimination of historical interest expenses (2)	(84,979)	(11,899)	(20,229)	(117,107)
Amortization of deferred debt issuance costs (3)			12,344	12,344
Total pro forma adjustment to interest expense				$(24,471)

(1)	Represents the additional interest expense calculated at a 5.50% estimated interest rate in connection with the First Lien Term Loan and an 8.50% estimated interest rate in connection with the Second Lien Term Loan. The estimated interest rates and adjustments are based on current LIBOR rates and estimated interest rate spreads in accordance with the terms of the executed credit agreements.

(2)	Represents the elimination of New Holdco’s, Vitamin Shoppe’s and PSP’s historical interest expense as a result of the extinguishment of its historical term loans and lines of credit pursuant to the acquisition agreements.

(3)	Represents the amortization of the estimated deferred financing costs in connection with the First Lien Term Loan, the Second Lien Term Loan, and the ABL credit facility.

A 0.125% change in the interest assumed above would result in an aggregate increase or decrease to interest expense of $1.6 million for the year ended December 26, 2020.

(4d) Represents a $30.4 million adjustment to retained earnings as it relates to the unamortized debt issuance cost on the existing indebtedness of New Holdco and Vitamin Shoppe. The corresponding $30.4 million adjustment on the unaudited pro forma income statement is recorded under other income (expense) as these expenses are non-recurring in nature.

(4e) Represents adjustments to income tax benefit. The income tax benefit adjustment is calculated by applying the estimated U.S. statutory tax rates of 25.8% for the year ended December 26, 2020 to the historical PSP pre-tax loss of $38.2 million as PSP was historically a pass-through entity and to the $20.1 million pre-tax pro forma adjustments of PSP, resulting in a net pro forma adjustment of $4.7 million. The actual effective tax rate of Franchise Group may differ materially from the pro forma tax rates due to, among other factors, changes in tax laws, the impact of permanent tax differences, the realizability of income tax benefits and income tax reserves determined in connection with the acquisition and tax planning.